                                                                       EXHIBIT 5

                                October 15, 1997


Norstan, Inc.
605 North Highway 169
Twelfth Floor
Plymouth, Minnesota 55441

Gentlemen:

         We have acted on behalf of Norstan, Inc., a Minnesota corporation (the "Company") in connection with the preparation of a Registration Statement on Form S-3 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission on October 15, 1997 relating to the registration under the Securities Act of 1933, as amended, of 167,929 shares of the Company's Common Stock, $.01 par value (the "Shares").

          Upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes hereof and including and in reliance upon certain certificates by the Company, it is our opinion that:

         1. The Company is a validly existing corporation in good standing under the laws of the State of Minnesota.

         2. The Shares have been duly authorized and are validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the references to our firm under the heading "Legal Matters" in the Registration Statement.

                                        Very truly yours,


                                        /S/ Maslon Edelman Borman & Brand, LLP





                                       II-6